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Exhibit 23.4

CONSENT OF EASTDIL SECURED, L.L.C.

To Douglas Emmett, Inc.:

        We hereby consent to the use of our information and to all references to our firm and such information included in or made a part of the market studies prepared by us, which are to be filed with the Registration Statement on Form S-11 to be filed by Douglas Emmett, Inc. and the related Prospectus and any amendments thereto, including, without limitation, references to Eastdil Secured's market studies in "Prospectus Summary," "Economic and Market Overview" and "Business and Properties".

Dated June 14, 2006

Eastdil Secured, L.L.C.
By:	/s/ JEFFREY N. WEBER Name: Jeffrey N. Weber Title: Managing Director

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  Exhibit 23.4
CONSENT OF EASTDIL SECURED, L.L.C.